Exhibit 99.3

PART I—FINANCIAL INFORMATION

Item 1.  Financial Statements

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	September 30, 2004	March 31, 2004
Assets
Current assets
Cash and cash equivalents	$71,908	$56,790
Accounts receivable, net of allowances for doubtful accounts of $3,820 and $3,996 as of September 30, 2004 and March 31, 2004, respectively	204,132	234,195
Inventories, net	173,257	175,439
Prepaid expenses and other current assets	16,867	16,526
Assets of discontinued operations	41,657	41,544
Total current assets	507,821	524,494
Property, plant and equipment, less accumulated depreciation of $89,774 and $72,758 at September 30, 2004 and March 31, 2004, respectively	140,029	142,378
Acquired intangible assets, net	94,592	97,922
Goodwill	796,256	798,883
Other noncurrent assets	27,561	29,788
Total assets	$1,566,259	$1,593,465
Liabilities and Stockholders’ Equity
Current liabilities
Current installments of long-term debt	$5,722	$5,864
Short-term bank debt	—	45
Accounts payable	82,430	84,292
Accrued expenses and other current liabilities	251,428	285,628
Liabilities of discontinued operations	13,275	12,757
Total current liabilities	352,855	388,586
Long-term debt, excluding current installments	544,222	565,530
Other liabilities	42,279	43,724
Total liabilities	939,356	997,840

Commitments and contingencies
Stockholders’ equity
Preferred stock, no par value. Authorized 2,000,000 shares; none issued at September 30, 2004 and March 31, 2004	—	—
Common Stock, $.01 par value per share. Authorized 50,000,000 shares; issued 27,207,023 and 27,063,093 shares at September 30, 2004 and March 31, 2004, respectively	272	271
Additional paid-in capital	459,614	456,664
Retained earnings	165,419	139,247
Accumulated other comprehensive earnings	4,499	3,035
Unamortized stock compensation	(2,901)	(3,592)
Total stockholders’ equity	626,903	595,625
Total liabilities and stockholders’ equity	$1,566,259	$1,593,465

See accompanying Notes to Consolidated Financial Statements.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per-share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Revenues	$318,053	$206,240	$609,204	$373,438
Costs and expenses	284,247	185,009	546,898	335,847
Operating income	33,806	21,231	62,306	37,591
Interest income	169	179	298	516
Interest and related expenses	9,006	4,149	18,000	7,178
Other (expense) income, net	(91)	152	(151)	(249)
Earnings before minority interest and income taxes	24,878	17,413	44,453	30,680
Minority interest	528	550	925	789
Earnings before income taxes	24,350	16,863	43,528	29,891
Income taxes	10,347	7,420	18,554	13,152
Earnings from continuing operations	14,003	$9,443	24,974	$16,739
Earnings from discontinued operations, net of income taxes	398	—	1,198	—
Net Earnings	$14,401	$9,443	$26,172	$16,739

Net earnings per share of common stock:
Basic earnings per share:
Earnings from continuing operations	$0.52	$0.42	$0.92	$0.75
Earnings from discontinued operations, net of income tax	$0.01	—	$0.04	—
Net earnings	$0.53	$0.42	$0.97	$0.75

Diluted earnings per share:
Earnings from continuing operations	$0.50	$0.41	$0.90	$0.73
Earnings from discontinued operations, net of income tax	$0.01	—	$0.04	—
Net earnings	$0.52	$0.41	$0.95	$0.73

See accompanying Notes to Consolidated Financial Statements.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended September 30,
	2004	2003
Cash Flows from Operating Activities
Earnings from continuing operations	$24,974	$16,739
Adjustments to reconcile continuing operations to cash flows from operating activities of continuing operations:
Depreciation and amortization	21,279	11,018
Deferred income taxes	(382)	82
Inventory reserve and provision for doubtful accounts	891	820
Amortization of deferred financing fees	1,813	661
Other, net	770	630
Changes in assets and liabilities, net of effects from business combinations:
Decrease in accounts receivable	31,104	25,557
Decrease (increase) in inventories	3,412	(19,431)
Increase in prepaid expenses and other current assets	(501)	(2,899)
Decrease in accounts payable	(1,459)	(9,195)
Decrease in accrued expenses and other current liabilities	(14,066)	(11,990)
(Decrease) increase in customer advances	(16,950)	9,515
(Decrease) increase in pension and postretirement benefit liability	(3,050)	2,516
Other, net	740	256
Net cash provided by operating activities of continuing operations	48,575	24,279
Net cash provided by operating activities of discontinued operations	1,975	—
Net cash provided by operating activities	50,550	24,279
Cash Flows from Investing Activities
Capital expenditures	(13,580)	(9,112)
Acquisition-related payments	(3,118)	(7,568)
Disposition of property, plant and equipment	825	—
Other	220	321
Net cash used in investing activities of continuing operations	(15,653)	(16,359)
Net cash used in investing activities of discontinued operations	(358)	—
Net cash used in investing activities	(16,011)	(16,359)
Cash Flows from Financing Activities
Net borrowings of short-term debt	(82)	(352)
Repayment of long-term debt	(21,508)	(1,410)
Proceeds from stock option exercises	1,674	572
Other, net	150	90
Net cash used in financing activities of continuing operations	(19,766)	(1,100)
Net cash used in financing activities of discontinued operations	(14)	—
Net cash used in financing activities	(19,780)	(1,100)
Effect of exchange rates on cash and cash equivalents	359	(107)
Net increase in cash and cash equivalents	15,118	6,713
Cash and cash equivalents, beginning of period	56,790	95,938
Cash and cash equivalents, end of period	$71,908	$102,651

See accompanying Notes to Consolidated Financial Statements.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

1.  Basis of Presentation

The accompanying unaudited Consolidated Financial Statements of DRS Technologies, Inc., its wholly-owned subsidiaries and a partnership of which DRS owns an 80% controlling interest (hereinafter, DRS or the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of the Company, the interim consolidated financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the Company’s consolidated financial position as of September 30, 2004, the results of their operations for the three- and six-month periods ended September 30, 2004 and 2003, and their cash flows for the six month periods ended September 30, 2004 and 2003. The results of operations for the three- and six-month periods ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year. Certain fiscal 2004 amounts have been reclassified to conform to the fiscal 2005 presentation. These interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of the Company for the fiscal year ended March 31, 2004, included in the Company’s filing on Form 10-K, as amended, for the year ended March 31, 2004.

As more fully described in Note 14, ‘‘Subsequent Event’’, during the three months ended December 31, 2004, Company management committed to a plan to sell two of the operating units that were acquired in connection with its fiscal 2004 acquisition of Integrated Defense Technologies, Inc. (IDT). The two operating units are DRS Weather Systems, Inc. (DRS Weather) and DRS Broadcast Technology (DRS Broadcast). On March 10, 2005, the Company completed the sale. As a result of the divestiture, DRS Weather and DRS Broadcast’s assets and liabilities to be disposed of are presented on the face of the consolidated balance sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively, as of March 31, 2004 and September 30, 2004. The results of operations of DRS Weather and DRS Broadcast for the three-and six-months ended September 30, 2004 are included in the Consolidated Statements of Earnings as “Earnings from discontinued operations.” The cash flows of the discontinued operations are also presented separately in the Consolidated Statement of Cash Flows for the six months ended September 30, 2004. All corresponding footnote disclosures as of and for the three-and six-months ended September 30, 2004 have been restated to reflect the discontinued operations presentation.

On November 4, 2003, a wholly-owned subsidiary of the Company merged with and into Integrated Defense Technologies, Inc. (IDT) in a purchase business combination with IDT being the surviving corporation and continuing as a wholly-owned subsidiary of DRS (the Merger). The total consideration for the Merger consisted of $261.3 million in cash (excluding cash acquired of $27.5 million) and 4,323,172 shares of DRS common stock, or an aggregate value of approximately $367.4 million, and the assumption of $201.0 million in debt, including $0.2 million of IDT’s capital leases. The Company financed the Merger with borrowings under its credit facility, the issuance of $350.0 million of senior subordinated notes and with existing cash on hand. The results of IDT’s operations have been included in the Company’s consolidated financial statements since the date of the Merger.

During the fourth quarter of fiscal 2004, the Company implemented a new organizational operating structure that realigned its four legacy operating segments (i.e., the Electronic Systems Group, Electro-Optical Systems Group, Flight Safety and Communications Group, and the Intelligence, Training and Test Group) into two operating segments. The two new operating segments are the Command, Control, Communications, Computers and Intelligence Group (C4I Group) and the Surveillance and Reconnaissance Group (SR Group). See Note 10 for a description of the operations of the C4I Group and SR Group. All prior-year amounts presented by operating segment have been restated to reflect the new operating segment structure.

During the second quarter of fiscal 2005, DRS Data and Imaging Systems Ltd. was consolidated into C4I Group’s DRS Tactical Systems Ltd. operating unit, to achieve certain operating synergies. DRS Data and Imaging Systems Ltd. previously had been managed as a part of the SR Group. Prior-year balances and results of operations for both the C4I Group and SR Group have been restated to reflect this management reporting change.

2.  Stock-Based Compensation

The Company has one stock-based compensation plan, the 1996 Omnibus Plan (Omnibus Plan). Under the terms of the Omnibus Plan, stock options and restricted stock may be granted to key employees, directors and consultants of the Company. The Company accounts for stock options granted to employees and directors under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Compensation expense for stock options granted to an employee or director is recognized in earnings based on the excess, if any, of the quoted market price of DRS common stock at the date of the grant, or other measurement date, over the amount an employee or director must pay to acquire the common stock. When the exercise price of the option granted to an employee or director equals or exceeds the quoted market price of DRS common stock at the date of grant, the Company does not recognize compensation expense. Compensation cost for restricted stock is recorded based on the quoted market price of DRS common stock on the date of grant.

The Company elected not to adopt the fair-value-based method of accounting for stock-based employee compensation, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123.” Had the Company adopted the fair-value-based method of accounting for stock-based employee compensation, it would have recorded a non-cash expense for the estimated fair value of the stock options on the date of grant that the Company had granted to its employees and directors.

The table below compares the “as reported” net earnings and earnings per share to the “pro forma” net earnings and earnings per share that the Company would have reported if it had elected to recognize compensation expense in accordance with the fair value-based method of accounting of SFAS 123. For purposes of determining the pro forma effects of SFAS 123, the estimated fair value of options granted was calculated using the Black-Scholes option pricing valuation model.

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(in thousands, except per-share data)
Net earnings, as reported	$14,401	$9,443	$26,172	$16,739
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	180	—	376	—
Less: Total stock-based compensation expense determined under fair-value based method for all awards, net of related tax effects	(1,235)	(791)	(2,471)	(1,514)
Pro forma net earnings	$13,346	$8,652	$24,077	$15,225
Earnings per share:
Basic—as reported	$0.53	$0.42	$0.97	$0.75
Basic—pro forma	$0.49	$0.39	$0.89	$0.68
Diluted—as reported	$0.52	$0.41	$0.95	$0.73
Diluted—pro forma	$0.49	$0.38	$0.89	$0.67

3.  Inventories

Inventories are summarized as follows:

	September 30, 2004	March 31, 2004
	(in thousands)
Work-in-process	$183,334	$180,043
General and administrative costs	43,305	37,854
Raw material and finished goods	20,319	24,124
	246,958	242,021
Less: Progress payments and certain customer advances	(65,479)	(59,522)
Inventory reserve	(8,222)	(7,060)
Total	$173,257	$175,439

Inventoried contract costs for the Company’s businesses that are primarily government contractors include certain general and administrative (G&A) costs, including internal research and development costs (IRAD) and bid and proposal costs

(B&P). G&A, IRAD and B&P costs are allowable, indirect contract costs under U.S. Government regulations. The Company allocates these costs to certain contracts, and accounts for them as product costs, not as period expenses.

The table below presents a summary of G&A, IRAD and B&P costs included in inventoried contract costs and changes to them, including amounts charged to costs and expenses for the three- and six-month periods ended September 30, 2004 and 2003. The cost data in the tables below do not include the G&A, IRAD and B&P costs for the Company’s businesses that are not primarily U.S. Government contractors, as these costs are expensed as incurred:

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(in thousands)
Balance in inventory at beginning of period	$40,081	$27,893	$37,854	$25,489
Add: Incurred costs	45,528	29,883	99,337	63,407
Less: Amounts included in costs and expenses	(42,304)	(24,437)	(93,886)	(55,557)
Balance in inventory at end of period	$43,305	$33,339	$43,305	$33,339

Total expenditures for internal research and development amounted to approximately $8.6 million and $2.7 million for the three-month periods ended September 30, 2004 and 2003, respectively, and $16.9 million and $6.6 million, respectively, for the six-month periods then ended.

4.  Goodwill and Intangible Assets

The following presents certain information about the Company’s acquired intangible assets as of September 30, 2004 and March 31, 2004. All acquired intangible assets are being amortized over their estimated useful lives, as indicated below, with no estimated residual values.

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
	(in thousands)
As of September 30, 2004
Technology-based intangibles	19 years	$45,170	$(9,755)	$35,415
Customer-related intangibles	19 years	67,281	(8,104)	59,177
Total		$112,451	$(17,859)	$94,592
As of March 31, 2004
Technology-based intangibles	19 years	$45,170	$(8,951)	$36,219
Customer-related intangibles	19 years	67.281	(5,578)	61,703
Total		$112,451	$(14,529)	$97,922

The aggregate acquired intangible asset amortization expense for the three-month periods ended September 30, 2004 and 2003 was $1.7 million and $0.9 million, respectively, and for the six-month periods ended September 30, 2004 and 2003 was $3.3 million and $1.8 million, respectively. The estimated acquired intangible amortization expense, based on gross carrying amounts at September 30, 2004, is estimated to be $6.6 million per year for fiscal 2005 through 2009, and $6.4 million for fiscal 2010.

The following table reconciles the change in the carrying amount of goodwill by operating segment for the period from March 31, 2004 to September 30, 2004.

	C4I Group	SR Group	Total
	(in thousands)
Balance as of March 31, 2004	$441,359	$357,524	$798,883
IDT purchase price allocation adjustments(a)	2,835	(5,001)	(2,166)
Purchase price allocation—unexercised options(b)	—	(873)	(873)
Acquisition earn-out adjustment	—	118	118
Foreign currency translation adjustment	294	—	294
Balance as of September 30, 2004	$444,488	$351,768	$796,256

(a)                                  During the third quarter of fiscal 2004, the Company acquired IDT. The IDT purchase price allocation was finalized during the second quarter of fiscal 2005. The following table summarizes the IDT purchase price allocation adjustments recorded during the six months ended September 30, 2004.

	Six Months Ended September 30, 2004
	C4I Group	SR Group	Total
	(in thousands)
Severance and related charges and facility exit costs	$2,801	$—	$2,801
Adjustments to fair value of acquired contracts	198	(4,560)	(4,362)
Other	(164)	(441)	(605)
Total	$2,835	$(5,001)	$(2,166)

The $2.8 million increase to goodwill is associated with an IDT merger-related facility consolidation. The Company anticipates terminating a total of approximately sixty individuals and exiting a leased facility, with the severance and lease payments being completed by the first quarter of fiscal 2006 and fiscal 2007, respectively. During the six months ended September 30, 2004, an immaterial amount of the facility consolidation accrual was expended.

(b)                                 The decrease to goodwill of $0.9 million reflects contract options that expired unexercised during the six months ended September 30, 2004.

5.  Product Warranties

Product warranty costs are accrued when the products under warranty are delivered to the customer. Product warranty expense is recognized based on the terms of the product warranty and the related estimated costs, considering historical claims expense. Accrued warranty costs are reduced as these costs are incurred and as the warranty period expires and may be otherwise modified as specific product performance issues are identified and resolved. The following table presents the changes in the Company’s accrual for product warranties for the six months ended September 30, 2004 and 2003, which is included in accrued expenses and other current liabilities.

	Six Months Ended September 30,
	2004	2003
	(in thousands)
Balance, beginning of period	$23,279	$19,365
Accruals for product warranties issued during the period	3,753	2,904
Settlements made during the period	(6,288)	(2,523)
Other adjustments	1,925	—
Balance, end of period	$22,669	$19,746

6.  Debt

A summary of debt is as follows:

	September 30, 2004	March 31, 2004
	(in thousands)
Senior subordinated notes	$350,000	$350,000
Term loan	193,640	214,820
Other obligations	6,304	6,619
	549,944	571,439
Less:
Current installments of long-term debt	(5,722)	(5,864)
Short-term bank debt	—	(45)
Total long-term debt	$544,222	$565,530

On October 30, 2003, the Company issued $350.0 million of 6 7/8% Senior Subordinated Notes, due November 1, 2013 (the Notes). The Notes were issued under an indenture with The Bank of New York. Subject to a number of exceptions, the indenture restricts the Company’s ability and the ability of its subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, enter into sale lease-back transactions, merge or consolidate, and transfer or sell assets. The Notes are unconditionally guaranteed, jointly and severally, by certain of DRS’s current and future wholly-owned domestic subsidiaries. The foreign subsidiaries and certain domestic subsidiaries of DRS do not guarantee the Notes. See Note 13, “Guarantor and Non-guarantor Financial Statements,” for additional disclosure. The market value of the Notes at September 30, 2004 was approximately $364.0 million.

The Company has a $411.0 million credit facility (the Credit Facility), consisting of a $175.0 million senior secured revolving line of credit and a $236.0 million senior secured term loan, and have the ability to borrow up to two additional term loans totaling $100.0 million at any time prior to maturity. As of September 30, 2004 and March 31, 2004, the Company had $193.6 million and $214.8 million, respectively, of term loans outstanding against the Credit Facility. The Credit Facility is guaranteed by substantially all of DRS’s domestic subsidiaries. In addition, it is collateralized by liens on substantially all of the assets of the Company’s subsidiary guarantors’ and certain of DRS’s other subsidiaries’ assets and by a pledge of certain of the Company’s non-guarantor subsidiaries’ capital stock. The term loan and the revolving credit facility will mature in November 2010 and November 2008, respectively. The weighted average interest rate on the Company’s term loans was 3.6% as of September 30, 2004 (3.0% as of March 31, 2004), excluding the impact of the Company’s interest rate swap agreements and the amortization of debt issuance costs. As of September 30, 2004, the Company had $135.9 million available under its revolving line of credit. There were no borrowings under the Company’s revolving line of credit as of September 30, 2004 and March 31, 2004.

During the six months ended September 30, 2004, the Company repaid an additional $20.0 million of its term loan, at its discretion, and recorded a $0.5 million charge to interest and related expenses for the related write-off of a portion of debt issuance costs. On October 29, 2004 the Company repaid an additional $5.0 million of its term loan at its discretion and recorded a $0.1 million charge to interest and related expenses for the write-off of debt issuance costs.

From time to time, the Company enters into standby letter-of-credit agreements with financial institutions and customers, primarily relating to the guarantee of its future performance on certain contracts to provide products and services and to secure advanced payments it has received from its customers. As of September 30, 2004, $43.2 million was contingently payable under letters of credit (approximately $1.5 million and $2.7 million of the letters of credit outstanding as of September 30, 2004 were issued under the Company’s previous credit agreement and IDT’s previous credit agreement, respectively, and are not considered when determining the availability under the Company’s revolving line of credit).

The Company has a mortgage note payable that is secured by a lien on its facility located in Palm Bay, Florida, and bears interest at a rate equal to the one-month LIBOR plus 1.65%. The balance of the mortgage at both September 30, 2004 and March 31, 2004 was $3.1 million. During the six months ended September 30, 2004 and as of September 30, 2004, the Company had an interest rate swap relating to the mortgage pursuant to which the Company received interest at a variable rate equal to the one-month LIBOR plus 1.65% and paid interest at a fixed rate of 7.85%. During the third quarter of fiscal 2005, the Company terminated the swap for $0.4 million, an amount which approximated the fair value of the swap at September 30, 2004. At September 30, 2004, the Company also had $3.0 million outstanding on a promissory note bearing interest at 6% per annum, relating to DRS’s October 15, 2002 acquisition of DKD, Inc. The remaining principal and related accrued interest were paid on October 12, 2004.

The Company has two interest rate swap agreements, each in the amount of $25.0 million expiring on June 30, 2008, with Wachovia Bank, N.A. and Bank of America Corporation (the Banks), respectively. These swap agreements effectively convert the variable interest rate on a total of $50.0 million of the Company’s term loan to a fixed interest rate. Under the terms of these swap agreements, the Company will pay or receive the difference between the variable interest rate payable by the Banks and the fixed 2.59% interest rate payable by the Company. These swap agreements are accounted for as cash flow hedges, and as such, changes in the fair values of the swap agreements are recorded as adjustments to accumulated other comprehensive earnings.

7.  Earnings Per Share

Basic earnings per share (EPS) is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during each period. The computation of diluted earnings per share includes the effect of shares from the assumed exercise of dilutive stock options, restricted stock and restricted stock units. The following table presents the components of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(in thousands, except per-share data)
Basic EPS computation
Earnings from continuing operations	$14,003	$9,443	$24,974	$16,739
Earnings from discontinued operations, net of income taxes	398	—	1,198	—
Net earnings	$14,401	$9,443	$26,172	$16,739
Weighted average common shares outstanding	27,071	22,466	27,004	22,452
Basic earnings per share
Earnings from continuing operations	$0.52	$0.42	$0.92	$0.75
Earnings from discontinued operations, net of income taxes	$0.01	—	$0.04	—
Net earnings	$0.53	$0.42	$0.97	$0.75

Diluted EPS computation
Earnings from continuing operations	$14,003	$9,443	$24,974	$16,739
Earnings from discontinued operations, net of income taxes	398	—	1,198	—
Net earnings	$14,401	$9,443	$26,172	$16,739

Diluted common shares outstanding:
Weighted average common shares outstanding	27,071	22,466	27,004	22,452
Stock options, restricted stock and restricted stock units	710	498	617	506
Diluted common shares outstanding	27,781	22,964	27,621	22,958
Diluted earnings per share
Earnings from continuing operations	$0.50	$0.41	$0.90	$0.73
Earnings from discontinued operations, net of income taxes	$0.01	—	$0.04	—
Net earnings	$0.52	$0.41	$0.95	$0.73

At September 30, 2004 and 2003, there were 51,000 and 1,295,497 options outstanding, respectively, that are excluded from the above calculation because their inclusion would have had an antidilutive effect on EPS.

8.  Comprehensive earnings

The components of comprehensive earnings for the three- and six-month periods ended September 30, 2004 and 2003 consisted of the following:

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(in thousands)
Net earnings	$14,401	$9,443	$26,172	$16,739
Other comprehensive earnings:
Foreign currency translation adjustments	1,958	285	862	3,478
Unrealized net gains (losses) on hedging instruments arising during the period, net of income tax	(682)	569	602	664
Comprehensive earnings	$15,677	$10,297	$27,636	$20,881

9.  Pensions and Other Employee Benefits

The following table summarizes the components of net periodic benefit cost for the Company’s pension and postretirement benefit plans for the three-and six-month periods ended September 30, 2004 and 2003. These plans are more fully described in Note 12 to the Company’s Consolidated Financial Statements for the year ended March 31, 2004.

	Funded Defined Benefit Pension Plans		Postretirement Benefit Plans		Unfunded Supplemental Retirement Plans
	Three Months Ended September 30,
	2004	2003	2004	2003	2004	2003
	(in thousands)
Service cost	$961	$722	$134	$126	$104	$110
Interest cost	1,455	1,140	238	173	241	164
Expected return on plan assets	(1,600)	(1,110)	(23)	(8)	—	—
Amortization of unrecognized loss (gain)	32	135	23	(1)	1	31
Amortization of transition obligation	—	—	9	9	—	—
Amortization of unrecognized prior-service cost	1	—	—	—	194	74
Net periodic benefit cost	$849	$887	$381	$299	$540	$379

	Funded Defined Benefit Pension Plans		Postretirement Benefit Plans		Unfunded Supplemental Retirement Plans
	Six Months Ended September 30,
	2004	2003	2004	2003	2004	2003
	(in thousands)
Service cost	$1,922	$1,444	$268	$252	$208	$220
Interest cost	2,910	2,280	476	346	482	328
Expected return on plan assets	(3,200)	(2,220)	(46)	(16)	—	—
Amortization of unrecognized loss (gain)	64	270	46	(2)	2	62
Amortization of transition obligation	—	—	18	18	—	—
Amortization of unrecognized prior-service cost	2	—	—	—	388	148
Net periodic benefit cost	$1,698	$1,774	$762	$598	$1,080	$758

In December 2003, Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Medicare Act). In January 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 106-1 (FSP 106-1), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP 106-1 permitted the deferred recognition of the effects of the Medicare Act in the accounting for postretirement health care plans. The Company elected the deferral provided by this FSP. In May 2004, the FASB issued FASB Staff Position No. 106-2 (FSP 106-2), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP 106-2 discusses the effect of the Medicare Act and supersedes FSP 106-1. FSP 106-2 requires companies to account for the reduction in accumulated postretirement benefit obligation (APBO) as an actuarial gain to be amortized into earnings over the average remaining service period of plan participants. FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004. Companies may adopt the FSP retroactively or prospectively. In the second quarter of fiscal 2005, DRS determined that the Medicare Act has no impact on the financial statements of the Company, as the Company’s postretirement plans that provide for Medicare payments have fixed employer funding requirements that are lower than the Medicare Act’s minimum funding requirements and, therefore, are not actuarially equivalent to be eligible for a subsidy.

10.  Operating Segments

As discussed in Note 1, during the fourth quarter of fiscal 2004, the Company implemented a new organizational operating structure, which realigned all of the Company’s businesses into two operating segments from four operating segments. The Company’s two principal operating segments, on the basis of products and services offered, are: the Command, Control, Communications, Computers and Intelligence (C4I) Group and the Surveillance and Reconnaissance (SR) Group. All other operations are grouped in Other. During the second quarter of fiscal 2005, DRS Data and Imaging Systems Ltd. was consolidated into C4I Group’s DRS Tactical Systems Ltd. operating unit, to achieve certain operating synergies. DRS Data and Imaging Systems Ltd. previously had been managed as a part of the SR Group. Prior-year balances and results of operations for both the C4I Group and SR Group have been restated to reflect this management reporting change.

The C4I Group is comprised of the following product categories: Command, Control and Communications (C3), which includes naval display systems, ship communications systems, radar systems, technical support, electronic manufacturing and system integration services, secure voice and data communications, meteorological surveillance and analysis and radio frequency broadcast transmissions equipment; Power Systems, which includes the naval and industrial power generation, conversion, propulsion, distribution and control systems lines; Intelligence Technologies, which includes signals intelligence, data collection, processing and dissemination equipment; and Tactical Systems, which includes battle management tactical computer systems and peripherals product lines.

The SR Group is comprised of the following product categories: Reconnaissance, Surveillance and Target Acquisition (RSTA), which develops and produces electro-optical sighting, targeting and weapon sensor systems, high-speed digital data and imaging systems, aircraft weapons alignment systems and provides electronic manufacturing services; Training & Control Systems, which develops and produces air combat training, unmanned vehicles, electronic warfare and network systems; and Test & Energy Management, which develops and produces electronic test, diagnostics and vehicle electronics.

Other includes the activities of DRS Corporate Headquarters and certain non-operating subsidiaries of the Company. Information about the Company’s operating segments for the three- and six-month periods ended September 30, 2004 and 2003 is as follows:

	C4I Group	SR Group	Other	Total
	(in thousands)
Three Months Ended September 30, 2004
Total revenues	$168,672	$152,264	$—	$320,936
Intersegment revenues	$(547)	$(2,336)	$—	$(2,883)
External revenues	$168,125	$149,928	$—	$318,053
Operating income (loss)	$17,557	$16,289	$(40)	$32,806
Assets of continuing operations	$757,106	$679,843	$87,653	$1,524,602
Depreciation and amortization	$3,677	$6,507	$845	$11,029
Capital expenditures	$1,805	$3,812	$552	$6,169
Three Months Ended September 30, 2003
Total revenues	$124,102	$82,885	$—	$206,987
Intersegment revenues	$(384)	$(363)	$—	$(747)
External revenues	$123,718	$82,522	$—	$206,240
Operating income (loss)	$12,163	$9,083	$(15)	$21,231
Total assets	$545,019	$320,529	$115,534	$981,082
Depreciation and amortization	$2,175	$2,855	$580	$5,610
Capital expenditures	$1,043	$2,747	$1,085	$4,875
Six Months Ended September 30, 2004
Total revenues	$327,618	$286,886	$—	$614,504
Intersegment revenues	$(910)	$(4,390)	$—	$(5,300)
External revenues	$326,708	$282,496	$—	$609,204
Operating income (loss)	$32,677	$29,715	$(86)	$62,306
Assets of continuing operations	$757,106	$679,843	$87,653	$1,524,602
Depreciation and amortization	$6,606	$12,995	$1,678	$21,279
Capital expenditures	$3,960	$8,367	$1,253	$13,580
Six Months Ended September 30, 2003
Total revenues	$220,125	$154,420	$—	$374,545
Intersegment revenues	$(560)	$(547)	$—	$(1,107)
External revenues	$219,565	$153,873	$—	$373,438
Operating income (loss)	$22,310	$15,311	$(30)	$37,591
Total assets	$545,019	$320,529	$115,534	$981,082
Depreciation and amortization	$3,956	$5,970	$1,092	$11,018
Capital expenditures	$2,631	$4,662	$1,819	$9,112

September 30, 2004
($ in thousands)

Assets of continuing operations	$1,524,602
Assets of discontinued operations	41,657
Total assets	$1,566,259

11.  Supplemental Cash Flow Information

	Six Months Ended September 30,
	2004	2003
	(in thousands)
Cash paid for:
Income taxes	$6,020	$5,896
Interest	$16,024	$5,419
Noncash investing and financing activities:
Acquisition costs for business combinations	$—	$(3,230)

12.  Contingencies and Related Party Transactions

Contingencies  The Company is party to various legal actions and claims arising in the ordinary course of its business. In the Company’s opinion, the Company has adequate legal defenses for each of the actions and claims, and believes that their ultimate disposition will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

On October 3, 2001, a lawsuit was filed in the United States District Court of the Eastern District of New York by Miltope Corporation, a corporation of the State of Alabama, and IV Phoenix Group, Inc., a corporation of the State of New York, against DRS Technologies, Inc., DRS Electronic Systems, Inc. and a number of individual defendants, several of whom had been employed by DRS Electronic Systems, Inc. The plaintiffs’ claims against DRS alleged infringement of a number of patents, breach of a confidentiality agreement, misappropriation of trade secrets, unjust enrichment and unfair competition. The claims relate generally to the activities of certain former employees of IV Phoenix Group and the hiring of some of those employees by the Company. The plaintiffs seek damages of not less than $5.0 million for each of the claims. The plaintiffs also allege claims for tortious interference with business relationships, tortious interference with contracts and conspiracy to breach fiduciary duty. The plaintiffs seek damages of not less than $47.1 million for each claim. In addition, plaintiffs seek punitive and treble damages, injunctive relief and attorney’s fees. In the Company’s answer, the Company has denied the plaintiffs’ allegations and intend to vigorously defend this action. In February 2002, plaintiffs filed an amended complaint, which eliminated the patent infringement claims and added claims related to statutory and common-law trademark infringement. Discovery has been completed, and this action is expected to go to trial in February 2005. The Company believes that it has meritorious defenses and does not believe the action will have a material adverse effect on our financial position, results of operations or liquidity. At September 30, 2004, the Company has accrued $2.0 million in connection with attempting to resolve this matter, including a $1.0 million charge to increase the accrual during the three month period ended September 30, 2004. However, the Company may incur charges in excess of that amount, but is unable at this time to reasonably estimate the possible range of additional loss. The Company will continue to evaluate its estimate to the extent additional information arises.

Some environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (also known as CERCLA or the Superfund law) and similar state statutes, can impose liability for the entire cost of the cleanup of contaminated sites upon any of the current or former site owners or operators (or upon parties who sent waste to these sites), regardless of the lawfulness of the original activities that led to the contamination. In July 2000, prior to its acquisition by IDT, and prior to acquisition of IDT, Tech-Sym Corporation received a Section 104(e) Request for Information from the National Park Service (NPS), pursuant to CERCLA, regarding a site known as the Orphan Mine site in the Grand Canyon National Park, Arizona, which is the subject of an NPS investigation regarding the presence of residual radioactive materials and contamination. Tech-Sym Corporation’s predecessor operated this uranium mine from 1956 to 1967. In 1962, the land was sold to the U.S. Government, although the mining rights for the next twenty-five years were retained. Tech-Sym Corporation sold the mining rights in 1967, and the Company believes that the mine was operated until approximately 1972. The Company believes that there are several other companies in the chain of title to the mining rights subsequent to Tech-Sym, and, accordingly, that there are several other potentially responsible parties (PRPs) for the environmental conditions at the site, including the U.S. Government as owner of the land. The NPS has not yet made a demand on the Company, nor, to the Company’s knowledge, on any other PRP, nor has it listed the Orphan Mine site on the National Priority List of contaminated sites. Nonetheless, IDT retained a technical consultant in connection with this matter, who has conducted a limited, preliminary review of site conditions and communicated with the NPS regarding actions that may be required at the site by all of the PRPs. In addition, the Company retained a technical consultant, who has reviewed the existing documentation. The initial remediation estimate for the site was $0.8 million and the second was $1.0 million, each developed independently of the other. As of September 30, 2004 and March 31, 2004, the Company has approximately $1.0 million accrued in connection with the potential remediation effort at the Orphan Mine site, an event which we believe to be probable. In such event, the Company may incur charges in excess of that amount and/or may have its liability reduced to the extent that other PRPs are required to participate in the remediation effort. The Company will continue to evaluate its estimate to the extent additional information arises. No assurances can be made, however, that material changes will not occur.

Related Party Transactions  The Company currently leases a building in Oakland, New Jersey, owned by LDR Realty Co., a partnership that was wholly owned in equal amounts by David E. Gross, DRS’s co-founder and the former President and Chief Technical Officer, and the late Leonard Newman, DRS’s co-founder and the former Chairman of the Board, Chief Executive Officer and Secretary and the father of Mark Newman, our current Chairman of the Board, President and Chief Executive Officer. The lease agreement with a monthly rental of $21,152 expires on April 30, 2007. Following Leonard Newman’s death in November 1998, Mrs. Ruth Newman, the wife of Leonard Newman and the mother of Mark Newman, succeeded to Leonard Newman’s interest in LDR Realty Co.

Skadden, Arps, Slate, Meagher & Flom LLP, a law firm to which a member of our Board is of counsel, provided legal services to DRS during the six months ended September 30, 2004 and 2003. The amount paid to the firm during each period was $321,900 and $179,554, respectively.

13.  Guarantor and Non-Guarantor Financial Statements

As further discussed in Note 6, “Debt,” to finance the merger with IDT, the Company issued $350.0 million 6 7/8% Senior Subordinated Notes. The Notes are fully and unconditionally guaranteed, jointly and severally, by the Company’s wholly-owned domestic subsidiaries (the Guarantor Subsidiaries). The foreign subsidiaries and certain domestic subsidiaries of DRS (the Non-Guarantor Subsidiaries) do not guarantee the Notes. The following condensed consolidating financial information presents the Condensed Consolidating Balance Sheets as of September 30, 2004 and March 31, 2004, the Condensed Consolidating Statements of Earnings for the three- and six-month periods ended September 30, 2004 and Condensed Consolidating Statements of Cash Flows for the six months ended September 30, 2004 and 2003 for:

a)                                      DRS Technologies, Inc. (the Parent),

b)                                     the Guarantor Subsidiaries,

c)                                      the Non-guarantor Subsidiaries, and

d)                                     DRS Technologies, Inc. on a consolidated basis

The information includes elimination entries necessary to consolidate the Parent with the Guarantor and Non-guarantor Subsidiaries.

The Guarantor and Non-guarantor Subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in Subsidiaries and intercompany balances and transactions. Separate financial statements for each of the Guarantor and Non-guarantor subsidiaries are not presented because management believes such financial statements would not be meaningful to investors.

Condensed Consolidating Balance Sheet
As of September 30, 2004
(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$58,161	$2,244	$11,503	$—	$71,908
Accounts receivable, net	3	170,545	33,584	—	204,132
Inventories, net	—	138,454	34,804	(1)	173,257
Prepaid expenses and other current assets	4,642	9,913	2,487	(175)	16,867
Assets of discontinued operations	—	41,657	—	—	41,657
Intercompany receivables	491,374	—	47,222	(538,596)	—

Total current assets	554,180	362,813	129,600	(538,772)	507,821

Property, plant and equipment, net	9,771	123,699	6,559	—	140,029
Acquired intangibles, net	—	94,592	—	—	94,592
Goodwill	22,845	751,203	22,208	—	796,256
Other noncurrent assets	21,519	4,318	2,891	(1,167)	27,561
Investment in subsidiaries	397,167	49,635	—	(446,802)	—

Total assets	$1,005,482	$1,386,260	$161,258	$(986,741)	$1,566,259

Liabilities and Stockholders’ Equity
Current liabilities
Current installments of long-term debt	$5,360	$362	$—	$—	$5,722
Short-term bank debt	—	—	—	—	—
Accounts payable	1,164	68,919	12,347	—	82,430
Accrued expenses and other current liabilities	18,503	214,069	19,084	(228)	251,428
Liabilities of discontinued operations	—	13,275	—	—	13,275
Intercompany payables	—	488,519	49,587	(538,106)	—

Total current liabilities	25,027	785,144	81,018	(538,334)	352,855

Long-term debt, excluding current installments	541,280	2,942	—	—	544,222
Other liabilities	4,484	27,487	11,603	(1,295)	42,279

Total liabilities	570,791	815,573	92,621	(539,629)	939,356

Total stockholders’ equity	434,691	570,687	68,637	(447,112)	626,903

Total liabilities and stockholders’ equity	$1,005,482	$1,386,260	$161,258	$(986,741)	$1,566,259

Condensed Consolidating Balance Sheet
As of March 31, 2004
(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$55,342	$(5,630)	$7,078	$—	$56,790
Accounts receivable, net	3	196,455	37,737	—	234,195
Inventories, net	—	140,469	35,056	(86)	175,439
Prepaid expenses and other current assets	3,792	11,653	1,256	(175)	16,526
Assets of discontinued operations	—	41,544	—	—	41,544
Intercompany receivables	530,954	121,242	49,737	(701,933)	—

Total current assets	590,091	505,733	130,864	(702,194)	524,494

Property, plant and equipment, net	9,853	126,165	6,360	—	142,378
Acquired intangibles, net	—	97,922	—	—	97,922
Goodwill	21,895	744,013	33,213	(238)	798,883
Other noncurrent assets	23,172	5,019	2,891	(1,294)	29,788
Investment in subsidiaries	380,049	35,636	—	(415,685)	—

Total assets	$1,025,060	$1,514,488	$173,328	$(1,119,411)	$1,593,465

Liabilities and Stockholders’ Equity
Current liabilities
Current installments of long-term debt	$5,360	$504	$—	$—	$5,864
Short-term bank debt	—	—	45	—	45
Accounts payable	2,415	70,442	11,435	—	84,292
Accrued expenses and other current liabilities	19,976	245,016	20,881	(245)	285,628
Liabilities of discontinued operations	—	12,757	—	—	12,757
Intercompany payables	—	626,001	75,915	(701,916)	—

Total current liabilities	27,751	954,720	108,276	(702,161)	388,586

Long-term debt, excluding current installments	562,460	3,070	—	—	565,530
Other liabilities	3,966	30,159	10,893	(1,294)	43,724

Total liabilities	594,177	987,949	119,169	(703,455)	997,840

Total stockholders’ equity	430,883	526,539	54,159	(415,956)	595,625

Total liabilities and stockholders’ equity	$1,025,060	$1,514,488	$173,328	$(1,119,411)	$1,593,465

Condensed Consolidating Statements of Earnings
Three Months Ended September 30, 2004
(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$268,562	$54,612	$(5,121)	$318,053
Costs and expenses	38	236,057	53,330	(5,178)	284,247
Operating income	(38)	32,505	1,282	57	33,806
Interest income	168	(12)	13	—	169
Interest and related expenses	8,943	17	46	—	9,006
Other (expense) income, net	40	344	(475)	—	(91)
Management fees	422	(388)	(34)	—	—
Royalties	424	—	(424)	—	—
Intercompany interest	7,283	(7,235)	(48)	—	—
Earnings before minority interest and income taxes	(644)	25,197	268	57	24,878
Minority interest	—	—	528	—	528
Earnings before income taxes	(644)	25,197	(260)	57	24,350
Income taxes	(272)	10,705	(112)	26	10,347
Earnings from continuing operations	(372)	14,492	(148)	31	14,003
Earnings from discontinued operations, net of tax	—	398	—	—	398
Net earnings	$(372)	$14,890	$(148)	$31	$14,401

Condensed Consolidating Statements of Earnings
Three Months Ended September 30, 2003
(in thousands)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$162,927	$38,085	$5,228	$206,240
Costs and expenses	15	144,276	35,604	5,114	185,009
Operating income	(15)	18,651	2,481	114	21,231
Interest income	173	—	6	—	179
Interest and related expenses	3,965	75	109	—	4,149
Other income, net	43	81	28	—	152
Management fees	273	(247)	(26)	—	—
Royalties	396	—	(396)	—	—
Intercompany interest	406	(394)	(266)	254	—
Earnings before minority interest and income taxes	(2,689)	18,016	1,718	368	17,413
Minority interests	—	—	550	—	550
Earnings before income taxes	(2,689)	18,016	1,168	368	16,863
Income taxes	(1,183)	7,927	514	162	7,420
Net earnings	$(1,506)	$10,089	$654	$206	$9,443

Condensed Consolidating Statements of Earnings

Six Months Ended September 30, 2004

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues	$—	$519,727	$98,119	$(8,642)	$609,204
Costs and expenses	83	460,553	94,985	(8,723)	546,898
Operating income	(83)	59,174	3,134	81	62,306
Interest income	273	—	25	—	298
Interest and related expenses	17,860	59	81	—	18,000
Other (expense) income, net	95	42	(288)	—	(151)
Management fees	835	(766)	(69)	—	—
Royalties	792	—	(792)	—	—
Intercompany interest	14,358	(13,995)	(363)	—	—
Earnings before minority interest and income taxes	(1,590)	44,396	1,566	81	44,453
Minority interests	—	—	925	—	925
Earnings before income taxes	(1,590)	44,396	641	81	43,528
Income taxes	(677)	18,921	274	36	18,554
Earnings from continuing operations	(913)	25,475	367	45	24,974
Earnings from discontinued operations, net of tax	—	1,198	—	—	1,198
Net earnings	$(913)	$26,673	$367	$45	$26,172

Condensed Consolidating Statements of Earnings
Six Months Ended September 30, 2003
(in thousands)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$308,791	$60,563	$4,084	$373,438
Costs and expenses	30	275,361	56,370	4,086	335,847
Operating income	(30)	33,430	4,193	(2)	37,591
Interest income	401	—	115	—	516
Interest and related expenses	6,820	169	189	—	7,178
Other income (expense), net	88	107	(444)	—	(249)
Management fees	546	(494)	(52)	—	—
Royalties	582	—	(582)	—	—
Intercompany interest	1,086	(731)	(609)	254	—
Earnings before minority interest and income taxes	(4,147)	32,143	2,432	252	30,680
Minority interests	—	—	789	—	789
Earnings before income taxes	(4,147)	32,143	1,643	252	29,891
Income taxes	(1,825)	14,143	723	111	13,152
Net earnings	$(2,322)	$18,000	$920	$141	$16,739

Condensed Consolidating Statements of Cash Flows
Six Months Ended September 30, 2004
(in thousands)

	Parent Company	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated

Net cash (used in) provided by operating activities of continuing operations	$(24,956)	$69,126	$4,405	$—	$48,575
Net cash provided by operating activities of discontinued operations	—	1,975	—	—	1,975
Net cash (used in) provided by operating activities	(24,956)	71,101	4,405	—	50,550

Cash Flows from Investing Activities
Capital expenditures	(1,253)	(11,299)	(1,028)	—	(13,580)
Payments pursuant to business combinations, net of cash acquired	—	(3,118)	—	—	(3,118)
Other investing activities	37	971	37	—	1,045
Net cash used in investing activities of continuing operations	(1,216)	(13,446)	(991)	—	(15,653)
Net cash used in investing activities of discontinued operations	—	(358)	—	—	(358)
Net cash used in investing activities	(1,216)	(13,804)	(991)	—	(16,011)

Cash Flows from Financing Activities
Net payments of short-term debt	—	—	(82)	—	(82)
Repayments on long-term debt	(21,180)	(328)	—	—	(21,508)
Proceeds from stock option exercises	1,674	—	—	—	1,674
Other, net	48,497	(49,081)	734	—	150
Net cash provided by (used in) financing activities of continuing operations	28,991	(49,409)	652	—	(19,766)
Net cash used in financing activities of discontinued operations	—	(14)	—	—	(14)
Net cash provided by (used in) financing activities	28,991	(49,423)	652	—	(19,780)

Effects of exchange rates on cash and cash equivalents	—	—	359	—	359
Net increase in cash and cash equivalents	2,819	7,874	4,425	—	15,118
Cash and cash equivalents, beginning of year	55,342	(5,630)	7,078	—	56,790
Cash and cash equivalents, end of year	$58,161	$2,244	$11,503	$—	$71,908

Condensed Consolidating Statements of Cash Flows
Six Months Ended September 30, 2003
(in thousands)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(13,124)	$25,686	$11,717	$—	$24,279
Cash Flows from Investing Activities
Capital expenditures	(1,819)	(6,760)	(533)	—	(9,112)
Acquisition-related payments	(7,568)	—	—	—	(7,568)
Other	—	264	57	—	321
Net cash used in investing activities	(9,387)	(6,496)	(476)	—	(16,359)
Cash Flows from Financing Activities
Net payments of short-term debt	—	—	(352)	—	(352)
Repayment of long-term debt	(1,074)	(336)	—	—	(1,410)
Proceeds from stock option exercises	572	—	—	—	572
Other, net	24,290	(13,180)	(11,020)	—	90
Net cash provided by (used in) financing activities	23,788	(13,516)	(11,372)	—	(1,100)
Effects of exchange rates on cash and cash equivalents	—	—	(107)	—	(107)
Net increase (decrease) in cash and cash equivalents	1,277	5,674	(238)	—	6,713
Cash and cash equivalents, beginning of period	88,114	3,251	4,573	—	95,938
Cash and cash equivalents, end of period	$89,391	$8,925	$4,335	$—	$102,651

14. Subsequent Event

During the third quarter of fiscal 2005, Company management approved a plan to sell the assets and liabilities of two of its operating units, DRS Weather and DRS Broadcast. DRS Weather designs, develops and produces meteorological surveillance and analysis products, including Doppler weather radar systems, and DRS Broadcast is a manufacturer of radio frequency broadcast transmission equipment. On March 10, 2005, the Company sold both operating units to a single buyer for $29.0 million, net of transaction costs. The Company allocated a total of $9.7 million of goodwill to the two operating units in connection with the sale. Any gain or loss recorded in connection with the sale is expected to be immaterial to the Company's fiscal 2005 fourth quarter results of operations.

A summary of the operating results of the discontinued operations for three-and six-months periods ended September 30, 2004 is as follows:

	Three Months Ended September 30, 2004	Six Months Ended September 30, 2004
	(in thousands)	(in thousands)

Revenues	$9,969	$19,547
Earnings before taxes	$697	$1,990
Income tax expense	299	792
Earnings from discontinued operations	$398	$1,198

The assets and liabilities of the discontinued operations included in the September 30, 2004 and March 31, 2004 consolidated balance sheets are as follows:

	September 30, 2004	March 31, 2004
	(in thousands)

Accounts receivable, net	$10,038	$11,679
Inventories, net	4,913	3,029
Property, plant and equipment	7,072	7,164
Goodwill and acquired intangible assets, net	16,777	17,017
Other assets	2,857	2,655

Assets of discontinued operations	$41,657	$41,544

Accounts payable	$2,737	$1,715
Accrued liabilities and other current liabilities	10,432	10,888
Other liabilities	106	154

Liabilities of discontinued operations	$13,275	$12,757

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

We begin the Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) of DRS Technologies, Inc. and subsidiaries and a partnership of which DRS owns an 80% controlling interest (hereinafter, we, us, our, the Company or DRS) with a company overview, followed by summaries of defense industry considerations and other business considerations to provide context for understanding our business. This is followed by a discussion of the critical accounting estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results, which we discuss under “Results of Operations.” We then provide an analysis of cash flows, and discuss our financial commitments under “Liquidity and Capital Resources” and “Contractual Obligations.” This MD&A should be read in conjunction with the consolidated financial statements and related notes contained in our March 31, 2004 Form 10-K, as amended.

Forward-Looking Statements

The following discussion and analysis contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company’s expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation: the effect of our acquisition strategy on future operating results, including our ability to effectively integrate acquired companies into our existing operations; the uncertainty of acceptance of new products and successful bidding for new contracts; the effect of technological changes or obsolescence relating to our products and services; and the effects of government regulation or shifts in government priorities (including changes in priorities in response to the war on terrorism and to homeland security), as they may relate to our products and services, and other risks or uncertainties detailed in the Company’s Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Current Events

During the third quarter of fiscal 2005, we committed to a plan to sell the assets and liabilities of two of our operating units, DRS Weather Systems, Inc. (DRS Weather) and DRS Broadcast Technology (DRS Broadcast). DRS Weather designs, develops and produces meteorological surveillance and analysis products, including Doppler weather radar systems, and DRS Broadcast is a manufacturer of radio frequency broadcast transmission equipment. On March 10, 2005, the Company sold both operating units to a single buyer for of $29.0 million, net of transaction costs. Any gain or loss recorded in connection with the sale is expected to be immaterial to the Company's fiscal 2005 fourth quarter results of operations. We have restated our financial statements, related financial statement data and discussions in this MD&A to present the operating results of these operating units as discontinued operations.

Company Overview

DRS is a supplier of defense electronic products and systems. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, air combat training systems, mission recorders and deployable flight incident recorders.

During the fourth quarter of fiscal 2004, we implemented a new organizational operating structure that realigned our four legacy operating segments (i.e., Electronic Systems Group, Electro-Optical Systems Group, Flight Safety and Communications Group, and Intelligence, Training and Test Group) into two operating segments. The two new operating segments are the Command, Control, Communications, Computers and Intelligence Group (C4I Group) and the Surveillance and Reconnaissance Group (SR Group). All other operations, primarily our Corporate Headquarters, are grouped in Other. All prior-year amounts presented by operating segment have been restated to reflect the new organizational operating structure.

The C4I Group is comprised of the following product categories: Command, Control and Communications (C3), which includes naval display systems, ship communications systems, radar systems, technical support, electronic manufacturing and system integration services, secure voice and data communications, meteorological surveillance and analysis and radio frequency broadcast transmission equipment; Power Systems, which includes the naval and industrial power generation, conversion, propulsion, distribution and control systems lines; Intelligence Technologies, which includes signals intelligence, data collection, processing and dissemination equipment; and Tactical Systems, which includes battle management tactical computer systems and peripherals product lines.

The SR Group is comprised of the following product categories: Reconnaissance, Surveillance and Target Acquisition (RSTA), which develops and produces electro-optical sighting, targeting and weapon sensor systems, high-speed digital data and imaging systems, and aircraft weapons alignment systems and provides electro-optical system manufacturing services; Training & Control Systems, which develops and produces air combat training, unmanned vehicles, electronic warfare and network systems; and Test & Energy Management, which develops and produces electronic test, diagnostics systems and vehicle electronics.

During the second quarter of fiscal 2005, DRS Data and Imaging Systems Ltd. was consolidated into C4I Group’s DRS Tactical Systems Ltd. operating unit to achieve certain operating synergies. DRS Data and Imaging Systems Ltd. previously had been managed as a part of the SR Group. Prior-year balances and results of operations for both the C4I Group and SR Group have been restated to reflect this management reporting change.

The substantial majority of our sales are generated using written contractual arrangements. These contracts require us to design, develop, manufacture, modify, test and/or integrate complex defense electronic equipment and systems, and to provide related engineering and technical services according to specifications provided to us by our customers. Our primary “end-use” customer is the Department of Defense (DoD).

Recent events, including the global war on terrorism, Operation Enduring Freedom and Operation Iraqi Freedom, have altered the defense and homeland security environment of the Unites States. These events have had, and for the foreseeable future are likely to continue to have, a significant impact on the markets for defense and advanced technology products. The DoD continues to focus on both supporting ongoing operations and transforming our military to confront future threats. We believe that the current business, political and global environments will create new opportunities for mid-tier defense companies like DRS to develop strategic relationships with prime contractors. Through these relationships, we believe we can provide new systems and subsystems, which are capable of meeting the military’s evolving requirements.

Our strategy is designed to capitalize on the breadth of our technology base and extensive expertise in order to meet the evolving needs of our customers. We intend to expand our share of existing programs and participate in new programs by leveraging the strong relationships that we have developed with the DoD, several other U.S. Government agencies and all of the major U.S. defense prime contractors. We expect to continue to benefit from the outsourcing of subsystems, components and products by prime contractors. We plan to continue to align our research and development, manufacturing and new business efforts to complement our customers’ requirements and to provide state-of-the-art products. We plan to maintain a diversified and broad business mix, with limited reliance on any single program, a significant follow-on business and an attractive customer profile.

A significant component of our strategy has been to enhance our existing product base through selective acquisitions that add new products and technologies in areas that complement our present business base. We intend to continue acquiring select publicly and privately held companies, as well as defense businesses of larger companies that (i) exhibit significant market position(s) in their business areas, (ii) offer products that complement and/or extend our product offerings, and (iii) display growing revenues, and positive operating income and cash flow prospects.

Other Business Considerations

As a government contractor, we are subject to U.S. Government oversight. The Government may ask about and investigate our business practices and audit our compliance with applicable rules and regulations. Depending on the results of those audits and investigations, the Government could make claims against us. Under Government procurement regulations and practices, an indictment of a government contractor could result in that contractor being fined and/or suspended from being able to bid on, or be awarded, new government contracts for a period of time. A conviction could result in debarment for a specific period of time. Similar Government oversight exists in most other countries where we conduct business.

We are party to various legal actions and claims arising in the ordinary course of our business. In our opinion, we have adequate legal defenses for each of the actions and claims, and we believe that their ultimate disposition will not have a material adverse effect on our consolidated financial position, results of operations or liquidity (see Part II. Other Information, Item 1. Legal Proceedings).

On November 4, 2003, one of our wholly-owned subsidiaries merged with and into Integrated Defense Technologies, Inc. (IDT) in a purchase business combination with IDT being the surviving corporation and continuing as a wholly-owned subsidiary of DRS (the Merger). The total consideration for the Merger consisted of $261.3 million in cash (excluding cash acquired of $27.5 million) and 4,323,172 shares of DRS common stock, or an aggregate value of approximately $367.4 million, and the assumption of $201.0 million in debt, including $0.2 million of IDT’s capital leases. We financed the Merger with borrowings under our credit facility, the issuance of $350.0 million of senior subordinated notes and with existing cash on hand. The results of IDT’s operations have been included in our consolidated financial statements since the date of the Merger.

Our future operating results depend on our ability to successfully compete in a highly competitive industry that is characterized by rapid technological change and to effectively integrate acquired companies into our existing operations. Continuation of our recent revenue growth rate depends primarily on our ability to identify and acquire suitable acquisition targets, as well as our ability to increase non-acquisition related revenues. We have participated successfully in the defense industry consolidation through strategic business acquisitions and by streamlining our existing operations; however, we cannot guarantee that we will have sufficient funds available to us to continue investing in business acquisitions. Our debt arrangements may also limit or prohibit acquisitions of businesses.

Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. These estimates and assumptions are affected by the application of our accounting policies. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements included in our March 31, 2004 Form 10-K, as amended. There were no significant changes in the Company’s critical accounting policies during the six months ended September 30, 2004. Critical accounting policies are those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting policies for us include revenue recognition on contracts and contract estimates, valuation of goodwill and acquired intangible assets, pension plan and postretirement benefit plan obligations, valuation of deferred tax assets and liabilities, and other management estimates.

Results of Continuing Operations

Our operating cycle is long-term and involves various types of production contracts and varying production delivery schedules. Accordingly, operating results of a particular period, or year-to-year comparisons of recorded revenues and earnings, may not be indicative of future operating results.

Members of our senior management team regularly review key performance metrics and the status of operating initiatives within our business. These key performance indicators are primarily revenues, operating income and bookings. We review this information on a monthly basis through extensive operating segment reviews which include, among other operating issues, detailed discussions related to significant programs, proposed investments in new business opportunities or property, plant, and equipment and integration and cost reduction efforts. The following table presents a summary comparison of the key performance metrics, other significant financial metrics and significant liquidity metrics monitored by senior management of the Company.

Consolidated Summary

	Three Months Ended September 30,		Percent	Six Months Ended September 30,		Percent
	2004	2003	Change	2004	2003	Change
	(in thousands)			(in thousands)
Key performance metrics
Revenues	$318,053	$206,240	54.2%	$609,204	$373,438	63.1%
Operating income	$33,806	$21,231	59.2%	$62,306	$37,591	65.7%
Bookings	$335,683	$220,463	52.3%	$678,935	$413,882	64.0%
Other significant financial metrics
Interest and related expenses	$9,006	$4,149	117.1%	$18,000	$7,178	150.8%
Income taxes	$10,347	$7,420	39.4%	$18,554	$13,152	41.1%
Significant liquidity metrics(a)
Free cash flow	$21,741	$19,175	13.4%	$34,995	$15,167	130.7%
EBITDA	$44,216	$26,443	67.2%	$82,509	$47,571	73.4% %

(a)                                  See “Liquidity and Capital Resources” and “Use of Non-GAAP Financial Measures” for additional discussion and information.

Three- and Six-Month Periods Ended September 30, 2004, Compared with the Three- and Six-Month Periods Ended September 30, 2003

Revenues and operating income  Consolidated revenues and operating income for the three-month period ended September 30, 2004 increased approximately $111.8 million and $12.6 million, respectively, to $318.1 million and $33.8 million, respectively, as compared to the corresponding period in the prior year. The increase in revenues was primarily driven by our November 4, 2003 acquisition of IDT, which contributed incremental (quarter over quarter) revenues of $92.4 million to the three-month period ended September 30, 2004. Also contributing to the overall increase was higher ship propulsion engineering volume and increased shipments of combat display workstations, a certain uncooled infrared camera system, turbine engines for the U.S. Navy, and an international long-range infrared surveillance and observation system. Partially offsetting the overall increase in revenues were decreased shipments of rugged computers, certain target acquisition and missile control subsystems, and mission recorders. The growth in operating income was due primarily to the overall increase in revenues. IDT contributed incremental operating income of $10.3 million for the three-month period ended September 30, 2004. Partially offsetting the overall increase in operating income were certain legal, severance and program-related charges. See Operating Segments discussion below for additional information.

Consolidated revenues and operating income for the six-month period ended September 30, 2004 increased approximately $235.8 million and $24.7 million, respectively, to $609.2 million and $62.3 million, respectively, as compared to the corresponding period in the prior year. The increase in revenues was primarily driven by our November 4, 2003 acquisition of IDT, which contributed incremental (period over period) revenues of $167.3 million to the six-month period ended September 30, 2004. Also contributing to the overall increase in revenues was higher ship propulsion engineering volume, and increased shipments of combat display workstations, the engineering and development of ship control and propulsion products, and airborne based electro-optical sighting systems. Partially offsetting the overall increase in revenues were decreased shipments of power conversion products for the U.S. Navy, certain target acquisition and fire control subsystems, and propulsion systems. IDT contributed incremental operating income of $18.8 million for the six-month period ended September 30, 2004. Partially offsetting the overall increase in operating income were certain legal, severance and program-related charges. See Operating Segments discussion below for additional information.

Bookings  We define bookings as the value of contract awards received from the U.S. Government, for which the U.S. Government has appropriated funds, plus the value of contract awards and orders received from customers other than the U.S. Government. Bookings increased $115.2 million, or 52.3%, in the three-month period ended September 30, 2004, versus the same period in the prior year. The primary driver of the overall increase was the acquisition of IDT, which contributed $86.7 million of bookings, as well as orders for certain infrared sighting and targeting systems, rugged computers and combat display workstations for the three months ended September 30, 2004.

Bookings increased $265.1 million, or 64.0% for the six months ended September 30, 2004, versus the same period in the prior year. The primary driver of the overall increase was the acquisition of IDT, which contributed $196.6 million, as well as orders for certain infrared sighting and targeting systems, rugged computers, ship control cabinets and ship propulsion programs for the six months ended September 30, 2004.

Interest and related expenses  Interest and related expenses increased $4.9 million and $10.8 million for the three- and six-month periods ended September 30, 2004, as compared to the same periods in the prior year. The increase in interest and related expenses is primarily the result of an increase in our average borrowings outstanding for the three- and six- month periods ended September 30, 2004, as compared to the corresponding prior-year periods, substantially driven by the financing of the IDT merger. We had no borrowings outstanding under our revolving credit facility as of September 30, 2004 and 2003.

Income taxes  The provision for income taxes for the three- and six-month periods ended September 30, 2004 reflects an estimated annual effective income tax rate of approximately 42.5% and 42.6%, respectively, as compared with 44% in the same periods last year. Factors contributing to the decrease in our effective tax rate include the impact of certain non-deductible expenses, and decreased losses at C4I Group’s U.K. operation, for which the full tax benefit has not been recognized.

Operating Segments

The following table sets forth, by operating segment, revenues, operating income and operating margin, and the percentage increase or decrease of those items, as compared with the corresponding prior-year period:

	Three Months Ended September 30,		Three Months Ended Percent Changes	Six Months Ended September 30,		Six Months Ended Percent Changes
	2004	2003	2004 vs. 2003	2004	2003	2004 vs. 2003
	(in thousands, except for percentages)
C4I
Revenues*	$168,125	$123,718	35.9%	$326,708	$219,565	48.8%
Operating income	$17,557	$12,163	44.3%	$32,677	$22,310	46.5%
Operating margin	10.4%	9.8%	6.2%	10.0%	10.1%	(1.6)%
SR
Revenues*	$149,928	$82,522	81.7%	$282,496	$153,873	83.6%
Operating income	$16,289	$9,083	79.3%	$29,715	$15,311	94.1%
Operating margin	10.8%	11.0%	(1.3)%	10.5%	10.0%	5.7%
Other
Revenues	$—	$—	n/a	$—	$—	n/a
Operating (loss)	$(40)	$(15)	(166.7)%	$(86)	$(30)	(186.7)%
Operating margin	n/a	n/a	n/a	n/a	n/a	n/a

*                                         Revenues are net of intersegment revenues

Three-Month Period Ended September 30, 2004, Compared with the Three-Month Period Ended September 30, 2003

Command, Control, Communication, Computers and Intelligence Group  Revenues increased $44.4 million, or 35.9%, to $168.1 million for the three months ended September 30, 2004 as compared to the corresponding prior-year period. Operating income increased $5.4 million or 44.3%, to $17.6 million. The increase in revenue is largely attributable to the two operating units included within the C4I Group that were acquired in our merger with IDT. The two legacy IDT operating units contributed incremental revenues of $26.7 million. Also contributing to the overall increase in revenues were higher ship propulsion engineering revenues, increased shipments of combat display workstations, turbine engines for the U.S. Navy, an international long-range infrared surveillance and observation system, and communications equipment. Partially offsetting the overall increase in revenues were decreased shipments of certain rugged computers and lower auxiliary gas turbine engine engineering volume.

The increase in operating income for the three-month period ended September 30, 2004, as compared with the corresponding period in the prior year, was primarily driven by the overall increase in revenues. The legacy IDT operating units contributed $4.7 million of operating income to fiscal 2005 second quarter operating results. Operating income was unfavorably impacted by a $1.0 million increase in the estimated liability associated with the Miltope litigation (see Note 12 of our Consolidated Financial Statements), as well as $0.8 million in severance-related charges. For the three-month period ended September 30, 2003, operating income was unfavorably impacted by certain charges totaling $3.7 million. The charges were recorded for program cost growth of $1.7 million on certain surface search radar programs and $2.0 million for various other programs.

Surveillance & Reconnaissance Group  Revenues increased $67.4 million, or 81.7%, to $149.9 million for the three-month period ended September 30, 2004, compared with the corresponding prior year period. Operating income increased $7.2 million, or 79.3%, to $16.3 million. The increase in revenues was primarily attributable to the three operating units that were acquired from our merger with IDT. The three legacy IDT operating units contributed incremental revenues of $65.7 million. Revenues were also favorably impacted by increased shipments of a certain uncooled infrared camera system, and unmanned aerial vehicles, as well as increased engineering and development of gimbals for an airborne-based mine clearing program. Partially offsetting the overall increase in revenues were lower shipments of certain target acquisition and missile control subsystems, mission recorders, and lower engineering and development volume on electro-optical sensors for weather satellites.

The increase in operating income for the three-month period ended September 30, 2004, as compared to the corresponding period in the prior year, was primarily driven by the overall increase in revenues, as discussed above, as well as strong margins on our second generation forward looking infrared sighting system program. Our merger with IDT contributed $5.6 million in operating income in the three months ended September 30, 2004.

Other  The operating loss in Other consists of certain non-allocable general and administrative expenses at DRS corporate.

Six-Month Period Ended September 30, 2004, Compared with the Six-Month Period Ended September 30, 2003

Command, Control, Communication, Computers and Intelligence Group  Revenues increased $107.1 million, or 48.8%, to $326.7 million for the six months ended September 30, 2004 as compared to the corresponding prior-year period. Operating income increased $10.4 million, or 46.5%, to $32.7 million. The increase in revenue is largely attributable to the legacy IDT operating units. The legacy IDT operating units contributed incremental revenues of $50.5 million. Also contributing to the overall increase in revenues were higher ship propulsion engineering revenues, increased shipments of combat display workstations, electromechanical motor controls and an international long-range infrared surveillance and observation system. Partially offsetting the overall increase in revenues were decreased engineering volume for certain auxiliary gas turbine engines and decreased shipments of certain intelligence equipment.

The increase in operating income for the six-month period ended September 30, 2004, as compared with the corresponding period in the prior year, was primarily driven by the overall increase in revenues. The legacy IDT operating units contributed $8.4 million of operating income to the six-month period ended September 30, 2004. As discussed above, operating income was unfavorably impacted by a $1.0 million increase in the estimated liability associated with the Miltope litigation, $1.6 million in severance-related charges and $0.6 million in inventory write-offs on certain rugged computer systems. For the six months ended September 30, 2003, operating income was unfavorably impacted by certain charges totaling $5.9 million. The charges were recorded for program cost growth of $2.6 million on certain surface search radar programs, $2.7 million for various other programs and a $0.6 million charge for employee benefit liabilities in the group’s U.K. operating unit.

Surveillance & Reconnaissance Group  Revenues increased $128.6 million, or 83.6%, to $282.5 million for the six months ended September 30, 2004, compared with the corresponding prior-year period. Operating income increased $14.4 million, or 94.1%, to $29.7 million. The increase in revenues was primarily attributable to the legacy IDT operating units. The IDT operating units contributed incremental revenues of $116.8 million. Revenues were also favorably impacted by increased shipments of certain airborne-based electro-optical sighting and targeting systems, a certain uncooled infrared camera system, an airborne-based infrared counter measure program and certain infrared focal plane arrays. Partially offsetting revenues were lower shipments of certain target acquisition and missile control subsystems, and certain digital imaging programs, as well as lower engineering and development revenues on electro-optical sensors for weather satellites.

This increase in operating income for the six-month period ended September 30, 2004, as compared to the corresponding period in the prior year, was primarily driven by the overall increase in revenues, as discussed above, as well as strong margins on our second generation forward looking infrared sighting system program. Our merger with IDT contributed $10.4 million in operating income to the six months ended September 30, 2004. Partially offsetting the overall increase in operating income was the unfavorable impact of a $1.0 million inventory write-down on certain uncooled infrared projects recorded in the first quarter of fiscal 2005. Operating income in the corresponding period reflected a $1.0 million charge for a thermal target and acquisition system program.

Other  The operating loss in Other consists of certain non-allocable general and administrative expenses at DRS corporate.

Results of Discontinued Operations

A consolidated summary of the operating results of the discontinued operations for the three-and six-months ended September 30, 2004, is as follows:

	Three Months Ended September 30, 2004	Six Months Ended September 30, 2004
	(in thousands)	(in thousands)

Revenues	$9,969	$19,547
Earnings before taxes	$697	$1,990
Income tax expense	299	792
Earnings from discontinued operations	$398	$1,198

Liquidity and Capital Resources

Cash Flows  The following table provides our cash flow data for the six months ended September 30, 2004 and 2003:

	Six Months Ended September 30,
	2004	2003
	(in thousands)
Net cash provided by operating activities of continuing operations	$48,575	$24,279

Net cash provided by operating activities	$50,550	$24,279

Net cash used in investing activities of continuing operations	$(15,653)	$(16,359)

Net cash used in investing activities	$(16,011)	$(16,359)

Net cash used in financing activities of continuing operations	$(19,766)	$(1,100)

Net cash used in financing activities	$(19,780)	$(1,100)

Operating activities  During the six months ended September 30, 2004, we generated $50.6 million of operating cash flow, $26.3 million more than the $24.3 million reported in the prior fiscal year. Net earnings from continuing operations increased by $8.2 million to $25.0 million. Non-cash adjustments to reconcile net earnings to cash flows from operating activities increased $11.2 million over the corresponding prior fiscal year. These non-cash adjustments consist of depreciation and amortization of fixed assets and acquired intangible assets, changes in deferred income taxes, non-cash adjustments to accounts receivable and inventory reserves, amortization of debt-issuance costs, which are recognized as a component of interest and related expenses, and minority interest. The primary drivers of the increase in these non-cash adjustments were depreciation of fixed assets, related to increased capital investments in prior periods and amortization of identified acquired intangible assets and deferred financing fees established in the latter half of the prior year related to our acquisition of IDT. Changes in assets and liabilities, net of effects from business combinations, used $0.8 million for the six months ended September 30, 2004. We collected $31.1 million of cash from accounts receivable during the six months ended September 30, 2004. Inventories provided $3.4 million of cash. The cash provided by inventories was generated by decreases in certain power distribution control systems, automated test equipment and rugged computers and peripherals, offset in part by increases in Navy nuclear power control products, uncooled electro-optical sighting systems and combat display workstations. Accrued expenses and other current liabilities used $14.1 million of cash during the year. The cash used by these accounts primarily resulted from the liquidation of contract-related reserves, offset in part by increases in income taxes payable as income tax expense exceeded related payments. Net liquidations in customer advances used $17.0 million in cash. During the six months ended September 30, 2004, our pension and postretirement contributions exceeded related pension and postretirement expenditures recorded during the period, the net of which used approximately $3.1 million of cash.  Discontinued operations contributed $2.0 million to operations for the six months ended September 30, 2004.

Investing activities  We paid $13.6 million for capital improvements during the six months ended September 30, 2004, as compared with $9.1 million in the corresponding prior-year period. We expect our capital expenditures to range between $30.0 million to $40.0 million in fiscal 2005, as we continue to upgrade our facilities and integrate recent acquisitions into our existing businesses. The Company paid $3.1 million of additional consideration to satisfy an earn-out obligation related to our acquisition of DKD, Inc. (now operating as a component of DRS Infrared Technologies L.P.). Cash provided by other investing activities primarily consisted of cash payments received for the sale of certain property and equipment. A portion of the cash received related to the sale of certain held for sale property acquired with our acquisition of IDT.

On November 5, 2004, we signed a definitive agreement to acquire certain assets and liabilities of a defense electronics company for $42.5 million in cash, with additional consideration payable upon achieving certain future contract awards. We expect to finance the acquisition with existing cash on hand. The acquisition is expected to close in the third quarter of fiscal 2005 and is subject to customary closing conditions, including regulatory approvals.

Our long-term growth strategy includes a disciplined program of acquiring companies that are both strategic to our business and expected to be accretive to our earnings. Continuation of our acquisition program will depend, in part, on the availability of financial resources at a cost of capital that is acceptable to us. We would expect to utilize cash generated by operations, as well as cash available under our Credit Facility, which also may include the renegotiation of our credit limit to finance such acquisitions. Other sources of capital could include proceeds from a sale of our common stock and the placement of debt. We continually evaluate the capital markets climate and may access such markets when the circumstances appear favorable to us. We believe that sufficient capital resources will be available to us from one or several of these sources to finance future acquisitions that we determine to be strategic and accretive to our net earnings. However, no assurances can be made that such financing will be available and at a cost that is acceptable to us, that we will identify acceptable acquisition candidates, or that such acquisitions will be accretive to earnings.  We invested $0.4 million in our discontinued operations for the six months ended September 30, 2004.

Financing Activities  For the six months ended September 30, 2004, all financing activities resulted in a net decrease of $19.8 million in cash. The net decrease in cash reflects our discretionary pay down of $20.0 million of our term loan (for which we recorded a $0.5 million charge to interest and related expenses for the write-off of a portion of related debt issuance costs), and the payment of $1.5 million of other long-term borrowings. On October 29, 2004 the Company repaid an additional $5.0 million of its term loan at its discretion and recorded a $0.1 million charge to interest and related expenses for the write-off of debt issuance costs.

On October 30, 2003, we issued $350.0 million of 6 7/8% Senior Subordinated Notes, due November 1, 2013 (the Notes). The Notes were issued under an indenture with The Bank of New York. Subject to a number of exceptions, the indenture restricts our ability and the ability of our subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, enter into sale lease-back transactions, merge or consolidate, and transfer or sell assets. The Notes are unconditionally guaranteed, jointly and severally, by certain of DRS’s current and future wholly-owned domestic subsidiaries. The foreign subsidiaries and certain domestic subsidiaries of DRS do not guarantee the Notes. The market value of the Notes at September 30, 2004 was approximately $364.0 million. See Note 13, “Guarantor and Non-guarantor Financial Statements,” of our consolidated financial statements for additional disclosure.

We have $411.0 million credit facility (the Credit Facility), consisting of a $175.0 million senior secured revolving line of credit and a $236.0 million senior secured term loan, and have the ability to borrow up to two additional term loans totaling $100.0 million at any time prior to maturity. As of September 30, 2004 and March 31, 2004, we had $193.6 million and $214.8 million, respectively, of term loans outstanding against the Credit Facility. The Credit Facility is guaranteed by substantially all of DRS’s domestic subsidiaries. In addition, it is collateralized by liens, on substantially all of the assets of’our subsidiary guarantors’ and certain of DRS’s other subsidiaries assets and by a pledge of certain of our non-guarantor subsidiaries’ capital stock. The term loan and the revolving credit facility will mature in November 2010 and November 2008, respectively. The weighted average interest rate on our term loans were 3.6% as of September 30, 2004 (3.0% as of March 31, 2004), excluding the impact of our interest rate swap agreements and the amortization of debt issuance costs. As of September 30, 2004, we had $135.9 million available under its revolving line of credit. There were no borrowings under our revolving line of credit as of September 30, 2004 and March 31, 2004.

From time to time, we enter into standby letter-of-credit agreements with financial institutions and customers, primarily relating to the guarantee of its future performance on certain contracts to provide products and services and to secure advanced payments we have received from our customers. As of September 30, 2004, $43.2 million was contingently payable under letters of credit (approximately $1.5 million and $2.7 million of the letters of credit outstanding, as of September 30, 2004, were issued under our previous credit agreement and IDT’s previous credit agreement, respectively, and are not considered when determining the availability under our revolving line of credit).

We have two interest rate swap agreements, each in the amount of $25.0 million expiring on June 30, 2008, with Wachovia Bank, N.A. and Bank of America Corporation (the Banks), respectively. These swap agreements effectively convert the variable interest rate on a total of $50.0 million of our term loan to a fixed interest rate. Under the terms of these swap agreements, we will pay or receive the difference between the variable interest rate payable by the Banks and the fixed 2.59% interest rate payable by us. These swap agreements are accounted for as cash flow hedges, and as such, changes in the fair values of the swap agreements are recorded as adjustments to accumulated other comprehensive earnings.

We have a mortgage note payable that is secured by a lien on our facility located in Palm Bay, Florida, and bears interest at a rate equal to the one-month LIBOR plus 1.65%. The balance of the mortgage at both September 30, 2004 and March 31, 2004 was $3.1 million. During the six months ended September 30, 2004, we had an interest rate swap relating to the mortgage pursuant to which we received interest at a variable rate equal to the one-month LIBOR plus 1.65% and we paid interest at a fixed rate of 7.85%. During the third quarter of fiscal 2005, we terminated the swap for $0.4 million, an amount which approximated the fair value of the swap at September 30, 2004. At September 30, 2004, we also had $3.0 million outstanding on a promissory note bearing interest at 6% per annum, relating to DRS’s October 15, 2002 acquisition of DKD, Inc. The remaining principal and related accrued interest were paid on October 12, 2004.

Based upon our anticipated level of future operations, we believe that our existing cash and cash equivalents balances and our cash generated from operating activities, together with available borrowings under our amended and restated facility, will be adequate to meet our anticipated requirements for working capital, capital expenditures, commitments, research and development expenditures, contingent purchase prices, program and other discretionary investments, and interest payments for the foreseeable future. There can be no assurance, however, that our business will continue to generate cash flow at current levels. If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. Our ability to make scheduled principal payments or to pay interest on or to refinance our indebtedness depends on our future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense industry and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control. There can be no assurance that sufficient funds will be available to enable us to service our indebtedness, make necessary capital expenditures or to make discretionary investments.

Free Cash Flow  Free cash flow represents net cash flow provided by continuing operating activities less capital expenditures. Free cash flow for the three and six months ended September 30, 2004 was $21.7 million, and $35.0 million, respectively, greater than free cash flow of $19.2 million and $15.2 million in the corresponding prior-year period. See “Use of Non-GAAP Financial Measures” below for additional discussion and information.

EBITDA  Earnings from continuing operations before net interest and related expenses (primarily the amortization of debt issuance costs), income taxes, depreciation and amortization (EBITDA) for the three and six months ended September 30, 2004 increased $17.8 million and $34.9 million, respectively, or 67.2% and 73.4%, respectively, when compared to $26.4 million and $47.6 million, respectively, in the corresponding periods in the prior year. See “Use of Non-GAAP Financial Measures” below for additional discussion and information.

Contractual Obligations  Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness, future minimum operating lease obligations and acquisition earnouts, as set forth in the table below:

	As of September 30, 2004
	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt	$549,944	$5,722	$5,145	$5,096	$533,981
Operating lease commitments	100,294	23,469	35,623	22,877	18,325
Acquisition earnouts(a)	31,382	19,323	12,059	—	—
Total contractual obligations	$681,620	$48,514	$52,827	$27,973	$552,306

(a)                                  Represents contingent purchase price payments or “earn-outs” for certain of our acquisitions that are contingent upon the receipt of post-acquisition orders at those acquired businesses. Any amount that we pay for the earn-outs will be reported within investing activities on the Consolidated Statement of Cash Flows and will be recorded as an increase to goodwill for the acquisition. The last earn-out period expires on December 31, 2009.

We enter into standby letter-of-credit agreements with financial institutions and customers primarily relating to the guarantee of our future performance on certain contracts to provide products and services and to secure advance payments we have received from certain international customers. At September 30, 2004, we had contingent liabilities on outstanding letters of credit as follows:

	Contingent Payments Due by Period
	Total	Less than 1 year	1-3 years	More than 3 years
	(in thousands)
Standby letters of credit	$43,244	$38,614	$4,630	$—

Backlog  Funded backlog represents products or services that our customers have committed by contract to purchase from us. Due to the general nature of defense procurement and contracting, the operating cycle for our military business typically has been long term. Military backlog currently consists of various production and engineering development contracts with varying delivery schedules and project timetables. Our backlog also includes a significant amount of commercial off-the-shelf (COTS)-based systems for the military, which have shorter delivery times. Accordingly, revenues for a particular period, or year-to-year comparisons of reported revenues and related backlog positions, may not be indicative of future results. Backlog from continuing operations at September 30, 2004 was $1.27 billion, as compared with $1.2 billion at March 31, 2004. We booked $335.7 million and $678.9 million in new orders for the three and six months ended September 30, 2004.

Internal Research and Development  In addition to customer-sponsored research and development, we also engage in internal research and development. These expenditures reflect our continued investment in new technology and diversification of our products. Expenditures for internal research and development for the three months ended September 30, 2004 and 2003 was $8.6 million and $2.7 million, respectively, and $16.9 million and $6.6 million for the six months ended September 30, 2004 and 2003, respectively. The overall increase in internal research and development expenditures during the three- and six-month periods ended September 30, 2004, as compared with the corresponding prior year periods, was impacted by the acquisition of IDT, which recorded $2.7 million and $5.8 million of internal research and development expenditures to the three- and six-month periods ended September 30, 2004, respectively.

Use of Non-GAAP Financial Measures  Certain disclosures in this document include “non-GAAP (Generally Accepted Accounting Principles) financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Statements of Earnings, or Statements of Cash Flows of the Company. The components of EBITDA and a reconciliation of EBITDA and “free cash flow” with the most directly comparable GAAP measure follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(in thousands)
Net earnings from continuing operations	$14,003	$9,443	$24,974	$16,739
Income taxes	10,347	7,420	18,554	13,152
Interest income	(169)	(179)	(298)	(516)
Interest and related expenses	9,006	4,149	18,000	7,178
Depreciation and amortization	11,029	5,610	21,279	11,018
EBITDA (a)	44,216	26,443	82,509	47,571
Income taxes	(10,347)	(7,420)	(18,554)	(13,152)
Interest income	169	179	298	516
Interest and related expenses	(9,006)	(4,149)	(18,000)	(7,178)
Deferred income taxes	533	(79)	(382)	82
Changes in assets and liabilities, net of effects from business combinations	690	8,416	(770)	(5,671)
Other, net	1,655	660	3,474	2,111
Net cash provided by operating activities	27,910	24,050	48,575	24,279
Capital expenditures	(6,169)	(4,875)	(13,580)	(9,112)
Free cash flow(b)	$21,741	$19,175	$34,995	$15,167

(a)                                  We define EBITDA from continuing operations as net earnings before net interest and related expenses (principally amortization of debt issuance costs), income taxes, depreciation and amortization. The table above presents the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of our debt capacity and our ability to service our debt. EBITDA is not a substitute for operating income, net earnings or cash flows from operating activities of continuing operations, as determined in accordance with GAAP. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not reflect income from discontinued operations, and does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, business acquisitions, and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes, and it also does not include the results of operations of discontinued operations. EBITDA, as we defined it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(b)                                 Free cash flow is defined as net cash provided by operating activities of continuing operations less capital expenditures. We disclose free cash flow because we believe that it is useful in evaluating our financial performance and measuring cash flows generated that are available for investing and financing activities. We believe that the most directly comparable GAAP financial measure to free cash flow is net cash provided by operating activities of continuing operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. We also use free cash flow as a performance measure as a component of our management incentive compensation program. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.